UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 Current Report
                                   Pursuant to
                              Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


    Date of Report (Date of Earliest Event Reported):  February 5, 1998


                        ALLMERICA FINANCIAL CORPORATION
           (Exact name of Registrant as specified in its charter)



      Delaware                   1-13754                04-3263626
(State or other            (Commission File       (I.R.S. Employer I.D.
jurisdiction                    Number)                  Number)
of Incorporation)




           440 Lincoln Street, Worcester, Massachusetts 01653
               (Address of Principal Executive Offices)
                               (Zip Code)

                             (508) 855-1000
             (Registrant's Telephone Number including area code)



                           Page 1 of 8 pages
                         Exhibit Index on page 4


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Item 5.  Other Events.

     On February 5, 1998, Allmerica Financial Corporation announced that first quarter results will be negatively impacted by an estimated $12 million in pre-tax catastrophe losses resulting from a severe winter ice storm which struck Maine during January. The charge is expected to result in a reduction of first quarter earnings per share for Allmerica Financial Corporation of
approximately thirteen cents.   A copy of the press release is attached as
Exhibit 99 and is incorporated by reference herein.

Item 7.  Financial Statements and Exhibits.

Exhibit 99 Press Release dated February 5, 1998, announcing Allmerica Financial Corporation's fourth quarter 1997 results and expectation of a $12 million charge in the first quarter of 1998 due to a severe winter ice storm.





















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SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      ALLMERICA FINANCIAL
                                      CORPORATION



                                       By:      /s/ Edward J. Parry III,
                                       Edward J. Parry III
                                       Vice President, Chief Financial
                                       Officer, and Treasurer


                                       Date:  February 10, 1998

















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Exhibit Index

Exhibit 99 Press Release dated February 5, 1998, announcing Allmerica Financial Corporation's fourth quarter 1997 results and expectation of a $12 million charge in the first quarter of 1998 due to a severe winter ice storm.
































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EXHIBIT 99


ALLMERICA FINANCIAL CORPORATION REPORTS
$3.30 OPERATING EARNINGS PER SHARE FOR 1997

    WORCESTER, Mass., February 5, 1998 - Allmerica Financial Corporation (NYSE: AFC) today reported record operating earnings for the fourth quarter and full-year 1997.

     Fourth quarter highlights:

     Net operating income increased to $55.7 million, or $0.93 per share, from $36.6 million, or $0.73 per share in 1996. Net operating income excludes net realized investment gains and losses and other non-recurring gains and charges, net of taxes and minority interest.

     Pre-tax operating earnings were up 30 percent in both the Asset Management and Risk Management businesses.

     Strong property and casualty earnings resulted from increased earned premiums, decreased expenses, and lower catastrophe losses over the prior year.

     Variable annuity sales continued their record pace, increasing 68 percent to $670 million, from $398 million in 1996.

     Net income was $94.9 million, or $1.58 per share, compared to $45.3 million, or $0.91 per share in 1996. The 1997 quarter includes a gain of $30.5 million, net of taxes, related to the reinsurance of the mortality risk for universal life and variable universal life blocks of business.


Full-year highlights:

     Net operating income was $181.0 million in 1997, or $3.30 per share, up from $137.9 million, or $2.75 per share in 1996.

     Variable annuity sales reached $2.4 billion, up 83 percent from 1996.

     Net income increased to $209.2 million, or $3.82 per share, from $181.9 million, or $3.63 per share in 1996. Basic net income per share was $3.83 for the year ended December 31, 1997. For all other periods, basic and diluted net income per share are the same.

     "Our continued focus on growth strategies during the year drove record earnings in 1997," said John F. O'Brien, president and chief executive officer of Allmerica Financial Corporation. "In 1998, we will maintain our focus on expanding distribution,enhancing product offerings, reducing expenses, and making greater use of new technology to improve service."

Segment Results

     Allmerica Financial operates in two primary businesses: Asset Management and Risk Management. Asset Management markets insurance and retirement savings products and services to individual and institutional clients. Risk Management markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Corporation (NYSE:
CZC).  Risk management also markets employee benefit management solutions.

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     Operating results reflect 100 percent ownership of Allmerica P&C since
July 16, as well as the company's 82.5 percent ownership interest in Citizens. In the segment reviews that follow, results are reported on a pre-tax basis, before minority interest in Citizens.

Asset Management

Fourth quarter operating earnings for the Asset Management business increased $7.9 million to $34.9 million in 1997. Full-year Asset
Management earnings were up 33 percent, to $138.3 million, compared to $104.1 million in 1996.

Retail Financial Services' operating earnings increased to $20.4 million in the quarter, up from $18.6 million in the fourth quarter of 1996. Full-year retail operating earnings were $94.8 million in 1997, up 28 percent from $74.2 million in 1996.

Institutional Services' fourth quarter operating earnings were $14.2 million, compared to $7.8 million in the same period in the prior year. Full-year institutional operating earnings in 1997 grew to $42.1 million, from $28.8 million in 1996.

     Asset Management highlights:

     Retail variable annuity sales reached a record $2.4 billion in 1997, up from $1.3 billion in 1996.

     Variable life insurance sales were up 18 percent, to $39.9 million in the quarter, and grew 27 percent, to $148.8 million for the full-year 1997.

     Retail variable product fees of $42.2 million were up nearly 50 percent over the 1996 fourth quarter, and up 43 percent for the year. Increased fees are related to variable product asset growth resulting from strong sales and stock market appreciation.

     Retail variable product assets grew to $7.9 billion at December 31, 1997, compared to $4.8 billion at year-end 1996. Including institutional deposits, total separate account balances grew 57 percent since year end 1996, to $9.8 billion.

     Fourth quarter institutional operating earnings benefitted from continued separate account asset growth, lower operating expenses, and higher guaranteed investment contract (GIC) margins.

Risk Management

     Risk Management operating earnings grew to $56.7 million, up from $43.7 million for the fourth quarter of 1996. Full-year Risk Management operating earnings were $177.7 million in 1997, compared to $171.2 million in 1996.

     Property and casualty operating earnings were $51.1 million in the fourth quarter of 1997, compared to $34.3 million in 1996. Full-year property and casualty operating earnings were $158.2 million in 1997, up from $150.8 million in 1996. Corporate Risk Management Services' fourth quarter 1997 operating earnings were $5.6 million,versus $9.4 million in 1996, bringing full-year 1997 Corporate Risk operating earnings to $19.5 million, compared to $20.4 million in 1996.

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     Risk Management highlights:

     Net premiums earned were $498.7 million in the quarter, up $7.9 million from 1996, bringing full-year 1997 earned premium to more than $1.95 billion.

     Policy acquisition and other underwriting expenses in the quarter decreased $5.7 million from the prior year due primarily to lower technology and employee-related costs. The statutory expense ratio improved by 4.3 points to 30.0 in the quarter, down from 34.3 in the same 1996 period. The full-year statutory expense ratio was 30.0 in 1997, compared to 31.6 in 1996.

     Pre-tax catastrophe losses were $0.6 million in the quarter, down from $4.4 million in 1996.

     Continued quarterly growth in Corporate Risk dental product premiums and administrative service contract fees was more than offset by less favorable loss experience, primarily in the life, long-term disability and reinsurance pool lines,and increased expenses.

Corporate

     Corporate segment net expenses were $13.2 million in the fourth quarter of 1997, compared to $4.1 million in 1996. Both periods included $3.8 million of interest on long-term debt. Fourth quarter 1997 included $6.2 million of dividends paid on capital securities issued in February 1997. Full-year corporate net expenses were $33.5 million and $15.9 million in 1997 and 1996, respectively.

Investment Results

     Net investment income, including the Closed Block, was $168.5 million for the fourth quarter of 1997, compared to $184.0 million in the same 1996 period. The decrease primarily reflects lower income from investment partnerships and the continued runoff of GICs. Higher average invested assets and portfolio yields in the property and casualty portfolio partially offset the decreases. Full-year 1997 net investment income, including the Closed Block, was $706.8 million, compared to $725.2 million in 1996.

     Fourth quarter net realized investment gains were $10.7 million, after taxes and minority interest, compared to $7.1 million last year. Full-year 1997 net realized investment gains were $37.5 million, up from $31.0 million in 1996. During 1997, realized gains related principally to the sale of appreciated equities in the property and casualty investment portfolio, gains on fixed maturities in the Asset Management investment portfolio, and the sale of real estate properties.

Balance Sheet

     Shareholders' equity was $2.38 billion, or $39.71 per share at December 31,1997, compared to $1.72 billion, or $34.40 per share at December 31, 1996. Excluding the impact of SFAS No. 115, book value was $36.08 per share at the close of the fourth quarter, compared to $31.78 per share at December 31, 1996.

     Total assets were $22.5 billion at December 31, 1997, up from $19.0 billion at year-end 1996. Separate account assets increased to $9.8 billion at December 31,1997, up from $6.2 billion at December 31, 1996.

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First Quarter 1998 Catastrophe

     As a result of a severe winter ice storm that struck Maine during January, Allmerica Financial, through its subsidiary The Hanover Insurance Company, expects to incur an estimated $12 million in pre-tax catastrophe losses, or 13 cents per share in the first quarter of 1998.

Other

     During the fourth quarter, Allmerica Financial agreed to reinsure approximately $18 billion of universal life and variable universal life mortality risk to the Reinsurance Group of America (RGA), effective as of January 1, 1998. As a result of this agreement, the mortality assumption used in the amortization of deferred acquisition costs was adjusted. This change in assumption produced a non-operating benefit to income of $47 million in the fourth quarter.

Interim information is unaudited.

     Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies headquartered in Worcester, Mass.


CONTACTS:      Investors                Media
               Jean Peters             Michael F. Buckley
              (508) 855-3599           (508) 855-3099

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